EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Full Year Ended December 31, 2014

WOOSTER, Ohio, Jan. 28, 2015 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $654,000 or $0.24 per diluted share for the quarter ended December 31, 2014, compared to $479,000 or $0.17 per diluted share for the quarter ended December 31, 2013. The increase in net income was primarily due to an increase in noninterest income, and a decrease in both the provision for loan losses and noninterest expense, partially offset by a decrease in net interest income and an increase in the provision for federal income taxes. The return on average equity and return on average assets for the 2014 fourth quarter were 6.46% and 0.63%, respectively, compared to 4.97% and 0.47%, respectively, for the 2013 quarter.

Net interest income decreased $24,000 for the quarter ended December 31, 2014, compared to the quarter ended December 31, 2013. Interest income decreased $103,000 during the 2014 quarter mainly due to a decrease in the rates earned on those assets from 3.88% in the prior year quarter to 3.68% in the current year quarter, partially offset by a $9.9 million increase in the average balance of interest-earning assets. Interest expense decreased $79,000 primarily due to the continuation of the overall low market interest rate environment that decreased the average rates paid and a $6.6 million decrease in the average balance of borrowings. These decreases were partially offset by a $15.6 million increase in the average balance of deposits compared to the prior year quarter. The continued overall low level of market interest rates continues to result in new loan originations at lower yields than the existing portfolio and the downward repricing of existing adjustable rate loans that continue to negatively affect the net interest margin. The net interest rate spread decreased from 3.25% for the fourth quarter ended December 31, 2013 to 3.15% for the quarter ended December 31, 2014.

Provision for loan losses was $51,000 in the 2014 quarter, a decrease of $224,000 from $275,000 provided during the 2013 quarter. The decrease is primarily due to improved economic factors requiring a lower provision than the prior year quarter.

Noninterest income increased $66,000 for the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013. The increase was primarily due to a $34,000 increase in gain on sale of residential mortgage loans, and a $33,000 increase in service fees, charges and other operating income. The increase in gain on sale of residential mortgage loans was primarily due to increased loan sales in the 2014 quarter compared to the 2013 quarter. The increase in service fees, charges and other operating income was primarily due to an increase in fees from service charges on deposit accounts.

Noninterest expense decreased $43,000 for the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013. This decrease includes a $29,000 decrease in occupancy and equipment expense, a $27,000 decrease in franchise taxes, a $23,000 decrease in amortization of intangible assets, and a $71,000 decrease in other noninterest expenses, partially offset by a $75,000 increase in salaries and employee benefits, and a $14,000 increase in provision for impairment on foreclosed assets held for sale. The decrease in occupancy and equipment expense was due to lower furniture and fixture expense and reduced building maintenance and depreciation expense compared to the prior year quarter. The decrease in franchise taxes was primarily due to the State of Ohio's newly enacted Financial Institutions Tax during the 2014 period, which resulted in lower taxes compared to the previous Ohio corporate franchise tax that was in place during the 2013 period. The decrease in amortization of intangible assets was due to a core deposit intangible becoming amortized to zero in the current year quarter period compared to a scheduled amortization amount in the prior year quarter. The decrease in other noninterest expenses includes declines in stationary and supplies, internet banking expense, special services and audit fees, partially offset by an increase in legal fees compared to the prior year quarter. The increase in salaries and employee benefits was primarily a result of increased compensation due to merit increases and the enhancement of our sales and product training program and health care costs, partially offset by lower post-retirement benefit costs and education and training compared to the prior year quarter. The increase in the provision for impairment on foreclosed assets held for sale was due to writing down the value of a property based on an estimated selling price less selling costs.

For the twelve months ended December 31, 2014, net income totaled $2.6 million, or $0.95 per diluted share, compared to net income of $2.1 million, or $0.72 per diluted share, for the twelve months ended December 31, 2013. The increase in net income was primarily due to an increase in both net interest income and noninterest income and a decrease in noninterest expense, partially offset by an increase in the provision for loan losses and the provision for federal income taxes. The return on average equity and return on average assets for the twelve months ended December 31, 2014 were 6.60% and 0.64%, respectively, compared to 5.24% and 0.51%, respectively, for the twelve months ended December 31, 2013.

Net interest income increased $492,000 for the full year ended December 31, 2014 compared to the full year ended December 31, 2013. The increase is primarily due to an increase in the interest rate spread, from 3.17% in the prior year period to 3.19% in the current year period, as a result of interest-bearing deposits repricing downward more than interest-earning assets. Interest income increased $234,000 during the 2014 period mainly due to a $12.7 million increase in average interest-earning assets, partially offset by a decrease in the rates earned on those assets from 3.82% in the prior year period to 3.75% in the current year period. Interest expense decreased $258,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid from 0.65% in the prior year period to 0.56% in the current year period, partially offset by a $12.8 million increase in the average balance of interest-bearing liabilities compared to the 2013 period.

Provision for loan losses increased $113,000 to $333,000 during the 2014 period compared to $220,000 during the 2013 period. The increase is primarily due to increased impaired nonperforming loans during the current year period, and increased loan balances compared to the prior year period and the restructuring of commercial real estate loans allowing the release of required reserves as additional collateral was given to the Bank on several classified relationships during the first quarter of 2013 that was not repeated in the 2014 period.

Noninterest income increased $261,000 for the full year ended December 31, 2014 compared to the full year ended December 31, 2013. The increase was primarily due to a $146,000 increase in gain on sale of residential mortgage loans, and an increase of $118,000 in service fees, charges and other operating income. The increase in gain on sale of residential mortgage loans was primarily due to more favorable pricing on current year sales and an increase in mortgage servicing rights compared to the 2013 period. The increase in service fees, charges and other operating income was primarily due to an increase in fees from annuity sales and service charges on deposit accounts.

Noninterest expense decreased $139,000 for the full year ended December 31, 2014 compared to the full year ended December 31, 2013. This decrease includes a $134,000 decrease in franchise taxes, a $53,000 decrease in amortization of intangible assets, and a $65,000 decrease in other noninterest expense, partially offset by a $101,000 increase in salaries and employee benefits. The decrease in franchise taxes was primarily due to the State of Ohio's newly enacted Financial Institutions Tax during the 2014 period, which resulted in lower taxes compared to the previous Ohio corporate franchise tax that was in place during the 2013 period. The decrease in amortization of intangible assets was due to a core deposit intangible becoming amortized to zero in the current year period compared to a scheduled amortization amount in the prior year period. The decrease in other noninterest expense includes declines in stationary printing and supplies, internet banking expense, dues and subscriptions, and repairs and maintenance on real estate owned, partially offset by increases in legal fees related to problem loans compared to the prior year. The increase in salaries and employee benefits was primarily due to an increase in employee compensation expense, and the related payroll taxes and Company 401k match due to merit increases since the prior year period, partially offset by lower costs for both healthcare and post-retirement benefits.

At December 31, 2014, the Company had total assets of $417.5 million, an increase of $7.2 million, from total assets at December 31, 2013. The increase in total assets includes a $5.7 million increase in securities and a $4.5 million increase in net loans, partially offset by a $2.6 million decrease in cash, and a $799,000 decrease in Federal Home Loan Bank stock.

Total securities increased $5.7 million to $115.9 million at December 31, 2014, compared to $110.2 million at December 31, 2013. The increase in securities was primarily due to investing excess cash balances, in turn due to increased deposit balances as described below, into amortizing securities that provide cashflows on an ongoing basis to fund anticipated increases in future loan balances. Net loans totaled $265.6 million at December 31, 2014, an increase of $4.5 million, compared to $261.1 million at December 31, 2013, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $2.8 million, or 1.03% of gross loans, at December 31, 2014, compared to $2.8 million, or 1.07% of gross loans, at December 31, 2013. Nonperforming assets, which consist of loans on non-accrual status and real estate owned, totaled $3.4 million at December 31, 2014, or 1.25% of total loans, an increase of $467,000 from the December 31, 2013, balance of $2.9 million, or 1.10% of total loans. This increase in non-accrual loans includes several related commercial loans that are in the process of a workout.

Federal Home Loan Bank (FHLB) stock, totaled $4.2 million, a decrease of $799,000 compared to $5.0 million at December 31, 2013. The decrease was due to a stock repurchase program initiated by the FHLB whereby the FHLB repurchased excess shares held by member banks.

Deposits totaled $348.9 million at December 31, 2014, an increase of $11.4 million from $337.6 million at December 31, 2013. This increase includes a $6.0 million increase in demand deposits and an $8.1 million increase in savings and money market balances, partially offset by a $2.7 million decrease in time deposits. The rate of change in the composition of deposits from higher cost term deposits to lower cost liquid deposits slowed during the current year period as the difference between maturing and renewal rates on term deposits has narrowed and customers adjust to the extended period of low interest rates. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, decreased by $212,000 and totaled $7.0 million at December 31, 2014. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $16.4 million at December 31, 2014, and decreased by $5.9 million from $22.3 million at December 31, 2013. This decrease includes the maturity of three fixed rate advances totaling $9.0 million, partially offset by one new advance totaling $3.0 million and $101,000 related to amortized prepayment penalties. The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans as compared to securities at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders' equity increased by $1.5 million during the period ended December 31, 2014, primarily due to net income of $2.6 million, a $725,000 increase in unrealized gains on available-for-sale securities, and a $76,000 increase in equity as a result of the scheduled ESOP share allocation. These increases were partially offset by dividends of $988,000, purchases of treasury stock totaling $460,000, and a $570,000 decrease related to post-retirement benefits. The decrease in post-retirement benefits includes a $570,000 increase in the related plans unrecognized net loss, due to changes in the annual actuarial assumptions.

The purchase of treasury shares during the current year period were made as part of the Company's share repurchase program that was initially announced during 2012 whereby the Company was authorized to repurchase up to 5.0%, or 150,206 shares of its common stock outstanding. On December 31, 2013, the Company announced the adoption of a new share buy-back program authorizing the repurchase of an additional 2.5% or 72,150, shares of its common stock outstanding. As a result of these two plans, net of shares previously repurchased, the Company may repurchase up to 25,082 shares of its common stock outstanding as of December 31, 2014.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended December 31,

	2014	2013

Quarterly Results

Net Interest Income	$3,109	$3,133
Net Income	$654	$479
Earnings Per Share:
Basic	$ 0.24	$ 0.17
Diluted	$ 0.24	$ 0.17
Return on Average Assets (Annualized)	0.63%	0.47%
Return on Average Equity (Annualized)	6.46%	4.97%

	For the Twelve Months
	ended December 31,

	2014	2013

Year to Date Results

Net Interest Income	$12,568	$12,076
Net Income	$2,631	$2,056
Earnings Per Share:
Basic	$ 0.95	$ 0.72
Diluted	$ 0.95	$ 0.72
Return on Average Assets (Annualized)	0.64%	0.51%
Return on Average Equity (Annualized)	6.60%	5.24%

	December 31,	December 31,
	2014	2013

End of Period Data

Total Assets	$417,519	$410,293
Stockholders' Equity to Total Assets	9.58%	9.40%
Shares Outstanding	2,806,839	2,843,439
Book Value Per Share	$14.25	$13.56

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest income	$ 3,600	$ 3,703	$ 14,631	$ 14,397
Interest expense	491	570	2,063	2,321
Net interest income	3,109	3,133	12,568	12,076
Provision (Credit) for loan losses	51	275	333	220
Net interest income after provision for loan losses	3,058	2,858	12,235	11,856
Noninterest income	484	418	1,852	1,591
Noninterest expense	2,683	2,726	10,619	10,758
Income before federal income taxes	859	550	3,468	2,689
Provision for federal income taxes	205	71	837	633
Net income	$ 654	$ 479	$ 2,631	$ 2,056

Earnings per share
Basic	$ 0.24	$ 0.17	$ 0.95	$ 0.72
Diluted	$ 0.24	$ 0.17	$ 0.95	$ 0.72

Dividends per share	$ 0.09	$ 0.08	$ 0.35	$ 0.31

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	December 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	10,783	13,381
Investment securities, net (1)	115,959	110,248
Loans receivable, net	265,609	261,130
Federal Home Loan Bank stock	4,226	5,025
Premises & equipment	6,829	6,692
Foreclosed assets held for sale, net	179	0
Bank-owned life insurance	9,282	9,006
Other assets	4,652	4,811
TOTAL ASSETS	$417,519	$410,293

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	348,922	337,571
Other short-term borrowings	7,000	7,212
Federal Home Loan Bank Advances	16,438	22,336
Accrued interest payable and other liabilities	5,157	4,622
TOTAL LIABILITIES	377,517	371,741

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,995	35,976
Retained earnings	20,403	18,743
Shares acquired by ESOP	(416)	(492)
Treasury Stock, at cost - 1,171,892 and 1,135,292 shares at December 31, 2014 and December 31, 2013 respectively.	(16,598)	(16,138)
Accumulated other comprehensive income	220	65
TOTAL STOCKHOLDERS' EQUITY	40,002	38,552

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$417,519	$410,293
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767